Filed Pursuant to Rule 424(b)(5)

Registration No. 333-252278

Supplement No. 1 dated January 29, 2021 to Prospectus Supplement dated January 25, 2021

(to Prospectus dated January 25, 2021)

This Supplement No. 1 to Prospectus Supplement supplements and amends the Prospectus Supplement dated January 25, 2021, or the ATM Prospectus Supplement, filed by us. This Supplement No. 1 to Prospectus Supplement should be read in conjunction with the ATM Prospectus Supplement and the base prospectus dated January 25, 2021, or the Base Prospectus.

We have previously entered into an amended and restated equity distribution agreement, or the Equity Distribution Agreement, with A.G.P./Alliance Global Partners, or AGP, relating to our common shares. In accordance with the terms of the Equity Distribution Agreement, we may offer and sell our common shares having an aggregate offering price of up to $400.0 million from time to time through AGP.

We filed the ATM Prospectus Supplement to the Base Prospectus to register the offer and sale of our common shares from time to time pursuant to the Equity Distribution Agreement, having an aggregate offering price of up to $400,000,000 or the Offering.

We sold $150,322,604 of our common shares pursuant to the ATM Prospectus Supplement. The purpose of this Supplement No. 1 to Prospectus Supplement is to terminate the Offering under the ATM Prospectus Supplement and the Base Prospectus, effective on the date of this Supplement No. 1 to Prospectus Supplement.

The date of this Supplement No. 1 to Prospectus Supplement is January 29, 2021